Exhibit 4.16

CREDIT AGREEMENT

between

OPTICAL CABLE CORPORATION and

SUPERIOR MODULAR PRODUCTS INCORPORATED, as Borrower

and

VALLEY BANK, as Bank

May 30, 2008

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6.14	Accuracy of Information	15
6.15	Labor Disputes and Acts of God	15
6.16	Other Agreements	16
6.17	Operation of Business	16

ARTICLE VII		16
AFFIRMATIVE COVENANTS		16
7.1	Financial Statements, Reports	16
7.2	Taxes	16
7.3	Corporate Franchises	17
7.4	Corporate Existence	17
7.5	Access to Premises and Records and Maintenance Thereof	17
7.6	Notices of Default	17
7.7	Maintenance of Collateral	17
7.8	Compliance with Laws	17
7.9	ERISA	17
7.10	Financial Covenants	18
7.11	Non-Bank Debt	18
7.12	Insurance	18
7.13	Environmental Matters	18
7.14	Indemnity	18
7.15	Operating Accounts	19
7.16	General Information	19

ARTICLE VIII		20
NEGATIVE COVENANTS		20
8.1	Mergers, Consolidations, and Name Change	20
8.2	Disposition of Assets	20
8.3	Additional Debt	20
8.4	Liens	20
8.5	Change in Control	20
8.6	No Sale and Lease Back	20
8.7	Loans	20
8.8	Contingent Liabilities	20
8.9	Operations	20

ARTICLE IX		21
EVENTS OF DEFAULT		21
9.1	Events of Defaults	21
9.2	Remedies	23

ARTICLE X		23
MISCELLANEOUS PROVISIONS		23
10.1	Notices	23
10.2	Term of Agreement	24
10.3	No Waiver	24
10.4	Seal, Jurisdiction	24

ii

10.5	Consent to Jurisdiction	24
10.6	Severability	24
10.7	Offset	25
10.8	Change, Waivers, etc.	25
10.9	Singular and Plural	25
10.10	Use of Defined Terms	25
10.11	Binding Effect of Agreement	25
10.12	Headings	25
10.13	Accounting Terms	25
10.14	Execution	25
10.15	Expenses	25
10.16	WAIVER OF JURY TRIAL	26
10.17	Further Assurances	26
10.18	Time of the Essence	26
10.19	Entire Agreement	26
10.20	Construction and Conflicts	26
10.21	Assignment; Participations	27

Exhibit A	Real Property
Schedule 2.1(b)	Existing Liens
Schedule 6.6	Proceedings
Exhibit 3.1(a)	Revolving Loan Note
Exhibit 3.1(b)	Term Loan A Note
Exhibit 3.1(c)	Term Loan B Note
Exhibit 3.1(d)	Capital Acquisitions Term Loan Note
Exhibit 7.1(a)	Compliance Certificate

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of May 30, 2008, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (“OCC”), SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (“SMP”, and together with OCC, each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), and VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”), provides:

RECITALS

WHEREAS, the Borrower and the Bank desire to agree to the terms and conditions upon which the Borrower may obtain certain loans from the Bank.

AGREEMENT

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 The terms defined in this Article I shall for all purposes of this Agreement have the meanings herein specified unless the context expressly or by necessary implication otherwise requires:

“Acquisition Agreement” means that certain Merger Agreement by and between the Borrower, Aurora Merger Corporation and Preformed Line Products Company and SMP, dated May 30, 2008, as amended, supplemented or otherwise modified from time to time.

“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower; or (2) which directly or indirectly beneficially owns or holds five percent or more interest in the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Credit Agreement between the Borrower and the Bank, as amended, supplemented, or modified from time to time.

“AOS” means Applied Optical Systems, Inc., a Delaware corporation.

“Bank” has the meaning set forth in the preamble of this Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Roanoke, Virginia, are authorized or required to close under applicable laws, and, if the applicable day relates to a LIBOR Base Loan, or notice with respect to a LIBOR Base Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Acquisitions Term Loan” means the loan or loans described under Section 2.1(c).

“Capital Acquisitions Term Loan Limit” means as defined under Section 3.1(d)(i) hereof.

“Capital Acquisitions Term Loan Termination Date” means June 1, 2015.

“Capital Acquisitions Term Loan” means the promissory note evidencing the Capital Acquisitions Term Loan and any and all renewals, modifications, replacements and extensions thereof.

“Closing Date” means May 30, 2008.

“Collateral” means as defined under Section 4.1 hereof.

“Debt Service Coverage Ratio” shall have the meaning as defined under Section 7.11(b) of this Agreement.

“Dollar(s)” means lawful money of the United States of America.

“Eligible Inventory” means all raw materials inventory used or consumed in connection with the manufacture of goods produced by the Borrower and any Subsidiary and located at Borrower’s and such Subsidiary’s principal places of business. Criteria for eligibility shall be established by the Bank in a commercially reasonable manner.

“Eligible Receivables” means Receivables which are, and at all times shall continue to be, acceptable to the Bank in all respects and which meet the following criteria: (a) delivery of the goods or the rendition of services relating to such Receivable has been completed; (b) no return, rejection or repossession of the goods relating to such Receivable has occurred; (c) such goods or services have been accepted by the customer without dispute, offset, defense or counterclaim; (d) the Receivable continues to be in full conformity with the representations and warranties made by the Borrower herein with respect thereto; (e) no more than 90 days have elapsed from the invoice date of such Receivable; (f) the Bank is and continues to be satisfied with the credit standing of the customer in relation to the amount of credit extended; (g) no more than 50 percent of the entire amount of Receivables from such customer has been due and owing for more than 90 days from the date of invoice; (h) neither the customer nor any of its affiliates are subject to bankruptcy or insolvency proceedings; (i) the Receivable is not subject to a contra account; (j) the Receivable is not owed by an Affiliate of the Borrower; (k) the Receivable is not a foreign account (except for purposes of calculating Eligible Foreign Receivable, without duplication); and (l) the Receivable does not constitute an unpaid finance charge.

“Eligible Foreign Receivables” means Receivables which are due from any customer located outside the United States of America and which otherwise meet the criteria for Eligible Receivables.

“Environmental Laws” means any Federal, state or local laws, rules, ordinances or common law, and any judicial interpretation thereof, relating primarily to the environment or to environmental protection, including, but not limited to, the Clean Air Act, 42 U.S.C. Section 7401, et seq.; Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.; Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq.; Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601, et seq.; National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; and Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” means an event specified in Section 9.1 hereof.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Hazardous Materials” means all materials subject to regulation under Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls (PCB’s), petroleum products, and lead based paints.

“Head Office” means the principal office of the Bank located at 36 Church Avenue, SW Roanoke, Virginia 24011.

“Indebtedness” means with respect to any Person at any time, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable to suppliers incurred in the ordinary course of business and not overdue), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and not overdue), (vi) all obligations of others secured by any lien, security interest or encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, and (vii) all capitalized lease obligations of such Person.

“LIBOR Base Interest Rate” means the one-month London Interbank Offered Rate established by the British Bankers’ Association as of 11:00 a.m. (London, England time) on the first Business Day of each month during which a liquidity drawing remains unreimbursed, as published by an online information service such as Bloomberg Financial Markets News Services or any comparable reporting service selected by the Bank. The rate shall be adjusted on the first Business Day of each month and shall be effective as of the first calendar day of the month.

“LIBOR Base Loan” means any of the Loans when and to the extent the interest rate therefor is determined by reference to the LIBOR Base Interest Rate.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, and all documents, agreements, certificates, and instruments evidencing and securing the Loans, and as may be executed pursuant to, or transferred or delivered in connection with, this Agreement.

“Loans” means as defined under Section 1.1 hereof.

“Minimum Tangible Net Worth” shall have the meaning as defined under Section 7.11(a) of this Agreement.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

“Notes” means, collectively, the Revolving Loan Note, Term Loan A Note, Term Loan B Note, and the Capital Acquisitions Term Loan Note.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means, as of any particular time, (a) liens imposed by mandatory provisions of law such as for materialmen’s, mechanics’, warehousemen’s and other like liens arising in the ordinary course of business securing charges for which payment is not yet due, (b) liens for taxes, assessments and governmental charges or levies imposed upon any person or upon such person’s income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate reserves therefor have been established on the Borrower’s books in accordance with generally accepted accounting principles, (c) liens arising in connection with any court proceedings in the aggregate amount of no more than$100,000 at any one time, provided the execution of such liens is effectively stayed and such liens are contested in good faith and adequate reserves therefor have been established on the Borrower’s books in accordance with GAAP or any attachment or judgment lien not constituting an Event of Default hereunder, (d) liens incurred or deposits made securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation or securing the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) and other similar obligations (excluding liens under ERISA), (e) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business, (f) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 at any time, so long as such liens attach only to Inventory, (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party, (h) liens in favor of the Bank, (i) purchase money liens incurred in the ordinary course of business for purchase of equipment (which may take the form of capitalized lease obligations), and (k) existing liens set forth on Schedule 2.1(b) (together with any renewals, replacements or extensions thereof).

“Person” means a corporation, association, partnership, limited liability company, organization, business, division, individual or government or political subdivision thereof or any governmental agency.

“Plan” means any employee pension benefit plan of the Borrower or any Subsidiary covered by ERISA.

“Prime Rate” means the prime interest rate as established by the Bank from time to time.

“Prime Loan or Loans” means any of the Loans when and to the extent the interest rate therefore is determined by reference to the Prime Rate.

“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of ERISA.

“Properties” means the land, buildings, improvements and structures now or later owned or leased by the Borrower.

“Real Property” means the real property described on the attached Exhibit A.

“Receivable(s)” means all accounts, accounts receivable, contract rights, instruments, documents, chattel paper and general intangibles of the Borrower and each Subsidiary.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA that might constitute grounds for termination by the PBGC of an employee benefit plan of the Borrower covered by ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such plan.

“Revolving Loan” means the loan or loans described under Section 2.1(a).

“Revolving Loan Limit” means as defined under Section 3.1(a)(i) hereof.

“Revolving Loan Termination Date” means February 28, 2010.

“Revolving Loan Note” means the promissory note evidencing the Revolving Loan and any and all renewals, modifications, replacements and extensions thereof.

“Security Agreement” means that certain security agreement from the Borrower to the Bank, to secure the Loans and the Notes, as amended replaced or restated from time to time.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, of which the Borrower at the time owns or controls, directly or through any intervening medium, or in which the Borrower owns securities or other ownership interests representing more than 50 percent of the ordinary voting power, or in the case of a partnership, more than 50 percent of the general partnership interests; provided however, that a right or option to obtain any such securities or ownership interests shall not be deemed to be owning or controlling same until and to the extent exercised.

“Tangible Net Worth” means the difference between total assets (defined in accordance with GAAP consistently applied)(less amounts owed to the Borrower under that certain note receivable from AOS, dated April 22, 2005, as modified from time to time) and total liabilities (defined in accordance with GAAP consistently applied), plus the dollar amount of the impact of all repurchases of common stock of OCC subsequent to the date of this Agreement that are executed in accordance with a stock redemption or repurchase plan or program approved by the board of directors of OCC prior to the date hereof.

“Term Loan A” means the loan or loans described under Section 2.1(b).

“Term Loan A Limit” means as defined under Section 3.1(b)(i) hereof.

“Term Loan A Termination Date” means June 1, 2013.

“Term Loan A Note” means the promissory note evidencing Term Loan A and any and all renewals, modifications, replacements and extensions thereof.

“Term Loan B” means the loan or loans described under Section 2.1(c).

“Term Loan B Limit” means as defined under Section 3.1(c)(i) hereof.

“Term Loan B Termination Date” means June 1, 2013.

“Term Loan B Note” means the promissory note evidencing Term Loan B and any and all renewals, modifications, replacements and extensions thereof.

“UCC” means the Uniform Commercial Code as adopted and in effect in the Commonwealth of Virginia, and with respect to matters outside of the Commonwealth of Virginia, similar laws in such states.

ARTICLE II

PURPOSES OF LOANS

2.1 Purposes of the Loans. The Borrower shall borrow from the Bank certain loans described as follows (the “Loans”):

(a) $6,000,000 Revolving Loan to provide for the working capital needs of the Borrower and to finance the transactions contemplated by the Acquisition Agreement (the “Revolving Loan”);

(b) $2,240,000 term loan to finance the acquisition of the North Carolina Real Property (the “Term Loan A”);

(c) $6,500,000 term loan to refinance an existing loan secured by the Virginia Real Property (the “Term Loan B”); and

(d) $2,260,000 term loan to assist with financing of capital acquisitions by the Borrower (the “Capital Acquisitions Term Loan”).

ARTICLE III

THE LOANS

3.1 The Loans.

(a) Revolving Loan.

(i) Limit. The Bank shall, on the terms and subject to the conditions of this Agreement and the Loan Documents, make the Revolving Loan to the Borrower in the aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $6,000,000, or (ii) the sum of 85 percent of Eligible Receivables plus 35 percent of uninsured Eligible Foreign Receivables (or 100 percent of insured Eligible Foreign Receivables, without duplication and at the Bank’s discretion) up to a maximum amount of $1,500,000 at any one time plus 25 percent of Eligible Inventory (the “Revolving Loan Limit”). Within the Revolving Loan Limit, the Borrower may borrow, repay, and reborrow, at any time or from time to time from the Closing Date until the Revolving Loan Termination Date. If the Bank shall make advances in excess of the Revolving Loan Limit or in excess of the foregoing advance formula, such advances shall be subject to this Agreement and shall be secured by the Collateral. All advances shall be disbursed by the Bank and charged to the Borrower’s account on the Bank’s books, and shall bear interest as hereinafter provided, and be payable in accordance with the terms hereof and of the Revolving Loan Note.

(ii) Revolving Loan Interest and Repayment. The Revolving Loan shall be evidenced by the Revolving Loan Note in the form attached hereto as Exhibit 3.1(a), in the principal amount of the Revolving Loan Limit and payable to the order of the Bank. Advances under the Revolving Loan shall be LIBOR Base Loans, with interest accruing at the LIBOR Base Interest Rate plus 190 basis points; provided however, that at any time that the average quarterly deposits balance of the Borrower is less than $500,000, interest shall accrue at the LIBOR Base Interest Rate plus 215 basis points. Repayment shall be made as follows: Accrued interest on the outstanding principal balance shall be paid in immediately available funds at the Head Office of the Bank on the first day of each month commencing on July 1, 2008, with all then outstanding principal, interest, fees and costs due on the Revolving Loan Termination Date.

(b) Term Loan A.

(i) Amount. The Bank shall on the terms and subject to the conditions of this Agreement and the Loan Documents, make Term Loan A to the Borrower in the aggregate principal amount not to exceed $2,240,000 (the “Term Loan Limit”). Term Loan A shall be fully funded on the Closing Date. The Borrower may not re-borrow amounts thereunder.

(ii) Term Loan A Interest and Repayment. The Term Loan shall be evidenced by Term Loan A Note, payable to the order of the Bank, in the principal amount of Term Loan A Limit. Term Loan A shall accrue interest at six percent (6%) per annum based on a 360 day year, amortized over a 25 year period. Repayment shall be made as follows: 59 equal payments of principal and interest in the amount of $14,556.93 in immediately available funds at the Head Office of the Bank on the first day of each month commencing on July 1, 2008, plus one final payment of principal and interest in the amount of $2,032,147.07 and all then outstanding principal, interest, fees and costs due on Term Loan A Termination Date.

(c) Term Loan B.

(i) Amount. The Bank shall on the terms and subject to the conditions of this Agreement and the Loan Documents, make Term Loan B to the Borrower in the aggregate principal amount not to exceed $6,500,000 (the “Term Loan B Limit”). Term Loan B shall be fully funded on the Closing Date. The Borrower may not re-borrow amounts thereunder.

(ii) Term Loan B Interest and Repayment. Term Loan B shall be evidenced by Term Loan B Note, payable to the order of the Bank, in the principal amount of Term Loan B Limit. Term Loan shall accrue interest at six percent (6%) per annum based on a 360 day year, amortized over a 25 year period. Repayment shall be made as follows: 59 equal payments of principal and interest in the amount of $42,241.09 in immediately available funds at the Head Office of the Bank on the first day of each month commencing on July 1, 2008, plus one final payment of principal and interest in the amount of $5,896,855.51 and all then outstanding principal, interest, fees and costs due on Term Loan B Termination Date.

(d) Capital Acquisitions Term Loan.

(i) Amount. The Bank shall on the terms and subject to the conditions of this Agreement and the Loan Documents, make the Capital Acquisitions Term Loan to the Borrower in the aggregate principal amount not to exceed $2,260,000 (the “Capital Acquisitions Term Loan Limit”). The Capital Acquisitions Term Loan may be funded based upon draw requests of the Borrower for the 12 month period immediately after the Closing Date.

(ii) Capital Acquisitions Term Loan Interest and Repayment. The Capital Acquisitions Term Loan shall be evidenced by the Capital Acquisitions Term Loan Note, payable to the order of the Bank, in the principal amount of the Capital Acquisitions Term Loan Limit. The Capital Acquisitions Term Loan shall accrue interest at six percent (6%) per annum based on a 360 day year and convert to an amortized loan on June 1, 2009, amortized over a seven year period. Repayment shall be made as follows: Interest only payable monthly at the Head Office of the Bank for 12 months commencing June 1, 2008, then converting to 72 equal payments of principal and interest, based on outstanding principal as of May 31, 2009, in immediately available funds at the Head Office of the Bank on the first day of each month commencing on July 1, 2009, with all then outstanding principal, interest, fees and costs due on the Capital Acquisitions Term Loan Termination Date.

3.2 Notice and Manner of Borrowing for the Loans. The Borrower shall give the Bank written or facsimile notice, or through telephone conversation with the officer designated for purposes of notice in accordance with Section 10.1 hereof. If the advance request is received by 10:00 a.m. (Eastern), the Bank shall use commercially reasonable best efforts to advance funds the same Business Day and, if not, the next Business Day. All advances shall be funded in the Borrower’s deposit account at the Bank.

3.3 Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 5:00 p.m. (Eastern) on the date when due in lawful money of the United States to the Bank at the Bank’s Head Office. The Borrower authorizes the Bank, if and to the extent payment is not made when due under this Agreement and the Notes, to charge from time to time against any account of the Borrower with the Bank any amount so due.

3.4 Prepayments. The Borrower may prepay the Notes, subject to the terms hereof, in whole or in part with accrued interest to the date of such prepayment on the amount prepaid without cost, premium, penalty, or otherwise. Except as may be otherwise agreed to by the Borrower and the Bank, all payments received by the Bank hereunder shall be applied, in accordance with the then current billing statement applicable to the advance, first to accrued interest, then to fees, then to principal due and then to late charges. Any remaining funds shall be applied to the further reduction of principal. Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default, payments shall be applied as determined by the Bank in its sole discretion.

3.5 Illegality. Notwithstanding any other provision in this Agreement, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank to (a) maintain its commitment, then upon notice to the Borrower by the Bank the commitment of the Bank shall terminate; or (b) maintain or fund its LIBOR Base Loans, then upon notice to the Borrower by the Bank the outstanding principal amount of the LIBOR Base Loans, together with interest accrued thereon, and any other amounts payable to the Bank under this Agreement shall be repaid (i) immediately upon demand of the Bank if such change or compliance with such request, in the judgment of the Bank, requires immediate repayment; or (ii) at the expiration of the last interest period to expire before the effective date of any such change or request.

3.6 Insufficiency of Base Rate. Notwithstanding anything to the contrary herein, if the Bank determines on a commercially reasonable basis (which determination shall be conclusive) that:

(a) Quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Base Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on LIBOR as provided in this Agreement; or

(b) The relevant rates of interest referred to in the definition of LIBOR Base Interest Rate upon the basis of which the rate of interest for any such type of Loan is to be determined do not accurately cover the cost of capital to the Bank of making or maintaining such type of Loan;

then the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of the Bank to make LIBOR Base Loans shall be suspended; and (ii) the LIBOR Base Loans shall be converted to Prime Loans.

3.7 Increased Cost. The Borrower shall pay to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate the Bank for any costs incurred by the Bank which the Bank determines are attributable to its making or maintaining any LIBOR Base Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank under this Agreement or the Notes in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), caused by any change after the date of this Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Bank of or under any United States federal, state municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof. The Bank will notify the Borrower of any event occurring after the date of this Agreement which entitles the Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by the Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of making or maintaining the Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis.

3.8 Funding Loss Indemnification. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of:

(a) Any payment of a LIBOR Base Loan on a date other than the last day of the interest period for such LIBOR Base Loan including, but not limited to, acceleration of the Loans by the Bank pursuant to Section 9.2; or

(b) Any failure by the Borrower to borrow, or to honor a LIBOR Base Loan on the date set for borrowing as specified in the relevant notice under Section 3.2.

ARTICLE IV

COLLATERAL

4.1 Description of Collateral. The Bank shall receive, subject to Permitted Encumbrances, as collateral security for the Loans, the Notes and all other present and future indebtedness of the Borrower owing to the Bank: (a) A perfected first priority lien on and security interest in all of the Borrower’s personal property and assets of every kind and description, whether now owned or hereafter acquired, including but not limited to all accounts, deposit accounts, inventory, furniture, fixtures and equipment, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefor, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof, as all such terms are defined in the UCC; and (b) A first lien deed of trust on the Real Property ((a) and (b) collectively constituting the “Collateral).

4.2 Loan Documents. The Borrower shall execute and deliver, or cause to be executed and delivered, all Loan Documents and other instruments, in form and substance satisfactory to the Bank and its counsel, reasonably necessary, in the opinion of such counsel, to evidence and secure the Loans, and to perfect and maintain continuously the Bank’s security interest in and lien on the Collateral, at such time or times as the Bank shall reasonably request. The Borrower authorizes the Bank to file such financing instruments necessary to perfect its interest in the Collateral.

ARTICLE V

CONDITIONS OF LENDING

5.1 First Borrowing Under The Loans. The obligation of the Bank to make the Loans is subject to the accuracy, as of the Closing Date, of the representations and warranties contained in Article VI, to the performance by the Borrower of its obligations to be performed hereunder and to the satisfaction of the following conditions, each of which shall be precedent to any obligations of the Bank hereunder and shall be satisfied prior to the first advance under the Loans. With respect to the obligation of the Bank to make the initial advance under the Loans on the Closing Date:

(a) The Borrower shall have duly authorized, executed (and, where appropriate, acknowledged) and delivered to the Bank the Loan Documents to which it is a party;

(b) The Borrower shall have delivered to the Bank copies of the corporate resolutions adopted by its respective Board of Directors, duly authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and all transactions and documents contemplated thereby;

(c) The Bank shall have received true copies of all consents and required governmental approvals, if any, necessary to the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby;

(d) The Bank shall have received a General Certificate of the Secretary of the Borrower with (i) a copy of its articles of incorporation, certified as of a recent date by the appropriate official of the state of incorporation, (ii) a certificate of the appropriate official of the state of incorporation, dated as of a recent date, as to the good standing of the Borrower, (iii) a copy of the bylaws of the Borrower certified as of a recent date by its secretary; and (iv) incumbency and signature certificates of the Borrower certified as of a recent date by its secretary certifying the names and the signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party;

(e) The Bank shall have received a written opinion of counsel to the Borrower addressed to the Bank, dated the Closing Date;

(f) No event shall have occurred and be continuing which constitutes an Event of Default, or which would constitute an Event of Default but for a requirement that notice be given or that a period of time elapse, or both; and the Borrower shall have duly authorized, executed and delivered to the Bank a certificate to that effect, dated the Closing Date;

(g) Financing statements, notices and other documents deemed by the Bank and its counsel necessary or advisable to perfect the Bank’s security interest in the Collateral shall have been duly filed or recorded in all appropriate offices and jurisdictions and sent to or received by all necessary Persons, as the case may be, and filing and recording receipts evidencing such filings shall have been delivered to, or shall be available for prompt delivery to, the Bank;

(h) The Bank shall have received certificates of insurance and, if requested by the Bank, copies of all policies evidenced thereby, showing insurance covering all of the Collateral against loss, or damage of any nature or kind in the amounts and with insurers reasonably satisfactory to the Bank;

(i) The Bank shall have received an American Land Title Association commitment of title insurance, inclusive of affirmative mechanics and materialmans’ lien coverage, containing only Permitted Encumbrances or those exceptions acceptable to the Bank, and otherwise in form and content acceptable to the Bank;

(j) The Bank shall have received evidence satisfactory to the Bank as to the priority of the Bank’s security interest in the Collateral;

(k) The Borrower shall have delivered to the Bank such evidence, as is requested by the Bank, of compliance with all laws, ordinances, rules, charters, by-laws, regulations and restrictions affecting the Real Property, such evidence including, without limitation, zoning maps, ordinances, permits, resolutions, and other documents or items as the Bank may reasonably request;

(l) The Bank shall have received a flood certification letter evidencing that the Real Property is not located within a Special Flood Hazard area as defined by the U.S. Department of Housing and Urban Development;

(m) The Borrower shall have paid or shall pay all costs of the Bank incurred in connection with the underwriting, drafting and closing of the Loans and the Loan Documents, including without limitation, reasonable fees of counsel;

(n) The representations made, and the information furnished by the Borrower to the Bank with regard to the Loans and the Borrower’s qualifications therefor shall have been and, to the best of the Borrower’s knowledge, shall continue to be true and correct and not misleading in any material respect;

(o) Receipt and approval by the Bank of the executed Acquisition Agreement, including the accompanying Disclosure Schedule (which Bank hereby acknowledges has been received and reviewed) and all material related documents, and satisfactory confirmation that consummation of the transactions descried thereby will occur contemporaneously with funding of the Loans by the Bank;

(p) All legal matters incident to the Loans and all documents and instruments to be delivered hereunder or pursuant hereto or thereto, shall be reasonably satisfactory in form and substance to counsel for the Bank;

(q) The Bank shall have placed a participation of no less than $9,500,000 of the Loans with another lender upon terms and conditions acceptable to the Bank; and

(r) The Borrower shall have paid the Bank a fee of $11,200 applicable to Term Loan A and a fee of $5,650 applicable to the Capital Acquisitions Term Loan, the $3,000 Phase I fee, the $3,750 appraisal fee, the $190 Veracheck fee, the $50 flood certifications, plus all other costs incurred by the Bank in closing the Loans, no later than the Closing Date.

ARTICLE VI

GENERAL REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank, as of the date of this Agreement (unless otherwise specified) and as of the date of each advance under the Loans, and each of which shall be deemed continuing during the terms of the Loans that:

6.1 Incorporation, Qualification, Properties. The Borrower is a (i) corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified as a foreign corporation to do business in each of the jurisdictions where failure to qualify would have a material adverse effect on its ability to fulfill its obligations under the Loan Documents or to conduct its business, and (iii) entitled to own or lease its Properties and operating assets and carry on its businesses as now conducted.

6.2 Authority. The Borrower has the necessary corporate power to enter into, and has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents, and all transactions and documents contemplated hereby and thereby to which it is a party, and all such corporate actions are in full force and effect.

6.3 Binding Effect and Enforceability. This Agreement constitutes, and the other Loan Documents, when issued and delivered pursuant hereto for value received, shall constitute, legal, valid and binding obligations of the Borrower, enforceable in accordance with the terms thereof, except that the enforceability of the obligations of the parties under the Loan Documents is subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or other similar laws and is also subject to general equity principles, which may limit the specific enforcement of certain remedies.

6.4 No Corporate or Contract Violation. There is no provision of law or in the charter or bylaws of the Borrower, and no provision of any existing mortgage, contract, lease, indenture or agreement binding on the Borrower or any of its rights in its Properties or operating assets, which would be breached by the execution and delivery of the Loan Documents or by the performance or observance of any of the terms thereof, or result in, or require, the creation or imposition of any lien (other than Permitted Encumbrances) upon or with respect to any of the Borrower’s rights in any of its Properties or cause the Borrower to be in default or violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding upon or applicable to the Borrower, in each case that could reasonably be expected to have a material adverse effect on the Borrower.

6.5 Financial Statements. The financial statements of the Borrower which include the balance sheet of the Borrower dated as of January 31, 2008, together with its statements of income, and changes in financial position for the period then ended, in the form previously delivered to the Bank, fairly present the financial condition of the Borrower as well as the results of its operations and changes in its financial position as of the dates and for the period covered thereby, and are correct and complete in all material respects. All such financial statements were prepared in substantial compliance with GAAP applied on a consistent basis. There are no material liabilities, direct or indirect, fixed or contingent, of the Borrower as of the date hereof, which are not reflected in the above financial statements, other than those incurred in the ordinary course of business since January 31, 2008, or which the Borrower has disclosed to the Bank in writing. There has been no material adverse change in the Borrower’s financial condition or operations since January 31, 2008, except as disclosed in writing to the Bank.

6.6 Proceedings. To the best of the Borrower’s knowledge, there are no proceedings pending or threatened, before any court or administrative agency against the Borrower which, if adversely determined, would individually or in the aggregate materially and adversely affect the financial condition of the Borrower, or the ability of the Borrower to perform under this Agreement or any of the other Loan Documents, with the exception of those proceedings set forth on Schedule 6.6.

6.7 Approvals. To the best of the Borrower’s knowledge, the execution, delivery and performance of this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby, do not require any consents, approvals, permits, authorizations or orders of any governmental or regulatory authority, except as set forth herein. All tax returns now required to be filed by the Borrower have been filed (or appropriate extensions of such filings have been obtained) and all taxes, assessments and other governmental charges (other than those presently payable without penalty or interest and those being contested in good faith by appropriate proceedings) due from the Borrower have been paid. The Borrower has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities.

6.8 ERISA. To the best of the Borrower’s knowledge, the Borrower is in compliance in all material respects with all applicable provisions of ERISA, and has not received any notice of violation thereof from any applicable authority. Neither a Reportable Event nor a Prohibited Transaction has occurred or exists in connection with any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds for the termination of any Plan by PBGC or for the appointment of any trustee to administer a Plan, nor has the PBGC instituted any such proceedings; the Borrower has not completely or partially withdrawn from a Multiemployer Plan, as described in Section 4001(e)(3) of ERISA; the Borrower has met its minimum funding requirements under ERISA with respect to all of their or its Plan and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower to PBGC or the Plan under Title IV of ERISA; and the Borrower has not incurred any liability to the PBGC or ERISA.

6.9 Compliance. The Borrower is in compliance with all statutes, rules and regulations relating to environmental, occupational and health standards and controls in all jurisdictions where they presently are doing business, the failure to comply with which might materially adversely affect the business, operations or Properties of the Borrower, and the Borrower has not received any notice of violation thereof from any applicable authority. The Borrower is not in violation of any other statute, rule or regulation of any governmental body, the violation of any of which might materially adversely affect the business, operations or Properties of the Borrower.

6.10 Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 2.1 of this Agreement.

6.11 No Default. The Borrower is not in default in respect of any indebtedness for borrowed money and no holder of any such indebtedness has given notice of any asserted default thereunder. No liquidation, dissolution or other winding up of the Borrower and no bankruptcy or similar proceedings relative to it or the Properties are pending or, to the Borrower’s knowledge, threatened against it.

6.12 Title to Property, Perfection of Liens. The Borrower has good and marketable title to all of its owned Properties and assets reflected on the balance sheets referred to in Section 7.1, and the Collateral, free and clear of any liens, security interests and encumbrances, except Permitted Encumbrances. The Borrower has the full right, power and authority to grant to the Bank a first priority lien and security interest in the Collateral.

6.13 RICO or CCE Actions. There is, to the best of the Borrower’s knowledge, no investigation, and there is no indictment, information, proceeding, conviction, judgment or order under the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. 1961, et seq. (“RICO”), the Continuing Criminal Enterprises Act, 21 U.S.C. 848 et seq. (“CCE”) or any similar law that may result in a forfeiture of any part of the Collateral or any of the assets of the Borrower.

6.14 Accuracy of Information. To Borrower’s knowledge after due inquiry, no information, exhibit or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state any fact necessary to make the statement contained therein not materially misleading, and there is no fact that the Borrower has not disclosed to the Bank in writing that could materially adversely affect the Properties, or the business or financial condition of the Borrower.

6.15 Labor Disputes and Acts of God. Neither the business nor the Properties of the Borrower are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or Properties or the operations of the Borrower.

6.16 Other Agreements. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the material obligations, covenants, or conditions contained in any agreement or instrument material to their respective businesses that could reasonably be expected to have a material adverse effect on the Borrower.

6.17 Operation of Business. To the best of the Borrower’s knowledge, the Borrower possesses all licenses, permits, franchises, patents, copyright, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until payment in full of the Loans and the Notes, unless the Bank shall otherwise consent in writing, the Borrower shall:

7.1 Financial Statements, Reports. Furnish or cause to be furnished, to the Bank:

(a) as soon as available, but not later than 90 days after the close of each fiscal year of the Borrower, the Borrower’s reasonably detailed consolidated operating statements and balance sheets, together with its financial statements consisting of its balance sheet as of the end of such fiscal year its statements of income, retained earnings, cash flows, all audited by independent certified public accountants reasonably satisfactory to the Bank, in accordance with GAAP, accompanied by a certificate of the chief financial officer in the form attached hereto as Exhibit 7.1(a);

(b) as soon as available, but no later than 45 days after the end of each fiscal quarter of the Borrower, a certificate of the chief financial officer of the Borrower, in the form attached hereto as Exhibit 7.1(a);

(c) as soon as available, but no later than 25 days after the end of each month, the Borrower’s report of Eligible Receivables, Eligible Foreign Receivables and Eligible Inventory pursuant to the Bank’s Line Manager; and

(d) such additional information, reports or statements (financial or otherwise) as the Bank from time to time may reasonably request.

Notwithstanding the foregoing, to the extent any financial statements are available as publicly filed documents on www.sec.gov, such financial statements shall be deemed to have been furnished to the Bank.

7.2 Taxes. Duly pay and discharge all taxes, assessments and governmental charges upon the Borrower or against their owned Properties and other assets prior to the date on which penalties attach unless and to the extent only that such taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings by the Borrower, and the Borrower shall have set aside on its books such reserves as are required by GAAP with respect to any such tax, assessment or charge so contested.

7.3 Corporate Franchises. Keep its corporate franchises in full force and effect and duly observe and conform to all valid requirements of any governmental authority relative to the conduct of its business and to its Properties and assets and maintain and keep in force all franchises, licenses and permits necessary to the lawful and proper conduct of its business.

7.4 Corporate Existence. Maintain its corporate existence in good standing.

7.5 Access to Premises and Records and Maintenance thereof.

(a) Maintain financial records in accordance with GAAP, and permit representatives of the Bank to have access to such financial records and its owned Properties (or in the case of any Properties not owned by Borrower, use its best efforts to make such access available) at reasonable times during normal business hours and to make inspections thereof and such excerpts from such records as such representatives deem necessary.

(b) Maintain its current financial records and other current corporate records at 5290 Concourse Drive, Roanoke, VA 24019 or such other location as Borrower may specify by written notice to Bank.

7.6 Notices of Default. Give the Bank written notice of any Event of Default and any event which with notice or lapse of time or both would constitute an Event of Default, within ten days of learning of same.

7.7 Maintenance of Collateral. Maintain the Collateral in good condition, repair and working order, ordinary wear and tear excepted.

7.8 Compliance with Laws. Comply in all material respects with all laws and governmental regulations of the United States of America and all political subdivisions thereof applicable to the rights of the Borrower to transact business under any such laws and regulations.

7.9 ERISA. (a) Comply in all material respects with the applicable provisions of ERISA, (b) deliver to the Bank written notice as soon as possible and in any event within 20 days if the Borrower adopts or agrees to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) not presently in existence if the obligation to contribute thereto is material, and (c) furnish to the Bank, (i) as soon as possible, and in any event within 20 days after any officer or partner of the Borrower or any Subsidiary knows or has reason to know that any Reportable Event with respect to any Plan with vested unfunded liabilities has occurred, a statement of an executive officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower propose to take with respect thereto, together with a copy of the notice of such Reportable Event given to PBGC, and (ii) promptly after receipt thereof, a copy of any notice the Borrower or any Subsidiary may receive from PBGC relating to the intention of PBGC to terminate any Plan with vested unfunded liabilities or to appoint a trustee to administer any such Plan.

7.10 Financial Covenants. Have and maintain as of the end of each quarter (pursuant to the financial statements provided pursuant to Section 7.1(b)) tested on a rolling four quarter basis commencing with the quarter ending July 31, 2008:

(a) Tangible Net Worth of not less than $27,000,000 (“Minimum Tangible Net Worth”); and

(b) an annual consolidated debt service coverage ratio of not less than 1.25 to 1.00, for purposes hereof “debt service coverage” means the sum of net income plus depreciation divided by current maturities of long term debt, defined in accordance with GAAP, consistently applied (“Debt Service Coverage Ratio”).

7.11 Non-Bank Debt. Cause all non-Bank indebtedness for borrowed money of the Borrower (other than capitalized lease obligations) to be subordinate to the Loans and the Collateral.

7.12 Insurance. Continuously maintain or cause to be maintained insurance policies in such amounts as in effect immediately prior to the execution hereof and as otherwise deemed commercially reasonable in the discretion of the Bank (to include: property damage insurance, public liability insurance), paying or causing to be paid as the same becomes due all premiums in respect thereto, and naming the Bank as loss payee as its interests may appear.

7.13 Environmental Matters. Conduct its business operations in full compliance with Environmental Laws, except to the extent non-compliance would not result in a material adverse effect to the Borrower or its Properties, and refrain from, and prevent any other party from, using any Hazardous Materials on the Properties except such material as are incidental to its normal course of business, maintenance and repairs.

7.14 Indemnity. Protect and indemnify the Bank, its officers, directors, employees, and agents (the “Indemnitees”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements actually incurred), imposed upon or incurred by or asserted by third parties against the Indemnitees or any of them by reason of:

(a) ownership of the Properties or any interest therein, or receipt of any rent or other sum therefrom;

(b) any accident to, injury to or death of persons or loss of or damage to property occurring on or about the Properties or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways;

(c) any use, nonuse or condition of the Properties or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways;

(d) any failure on the part of the Borrower to perform or comply with any of the terms, covenants, conditions and agreements set forth in the Loan Documents, or any other agreements executed by the Borrower or any other Persons liable for the payment of the indebtedness hereby secured;

(e) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof for construction or maintenance or otherwise;

(f) any action brought against the Bank by any person attacking the validity, priority or enforceability of the Loan Documents, or any other agreements executed by the Borrower or any other Persons liable for the payment of the indebtedness hereby evidenced;

(g) exercise or the attempted exercise by the Bank, of the rights and remedies set forth in the Notes and other Loan Documents; or

(h) actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of any Hazardous Material on or under any of the Properties or the surface or ground water located on or under the Properties or arising from the Borrower’s business operations, or gaseous emissions arising from the Borrower’s business operations or any other condition existing on the Properties resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false.

The Borrower’s indemnity obligations hereunder shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower, regardless of whether the Borrower has paid the employee under the worker’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this section includes, but is not limited to, damage to any real or personal property of the Borrower, the Indemnitees, and of any third parties. Any accounts payable to the Indemnitees under this section which are not paid within 10 Business Days after written demand therefor by the Bank shall bear interest at the Prime Rate from the date of such demand and shall be secured by the Collateral. In the event any action, suit or proceeding is brought against any of the Indemnitees by reason of any such occurrence, the Borrower shall have the right to, and upon the request of the Indemnitees shall, resist and defend at the Borrower’s expense such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Borrower and approved by the Indemnitees which approval shall not be withheld unreasonably. The obligations under this section shall survive the termination, satisfaction or release of the Loan Documents. Nothing in this section shall require the Borrower to indemnify any of the Indemnitees for any claim or liability arising from such Indemnitee’s gross negligence or willful, wrongful acts.

7.15 Operating Accounts. Maintain with the Bank its primary operating deposit accounts.

7.16 General Information. Provide the Bank with such other information respecting the condition or operations, financial or otherwise, of the Borrower and the Collateral, as the Bank may from time to time reasonably request.

ARTICLE VIII

NEGATIVE COVENANTS

Until payment in full of the Loans and the Notes, without the prior express written consent of the Bank, the Borrower shall not:

8.1 Mergers, Consolidations, and Name Change. Enter into any merger or consolidation or acquire all or substantially all of the stock or the assets of any Person, or change its name without 10 days prior written notice to Bank; provided however, that mergers, consolidations or acquisitions having aggregate consideration of less than $5,000,000 and the exercise of rights as a creditor and/or warrant holder with respect to AOS shall not require prior express written consent of the Bank.

8.2 Disposition of Assets. Sell, lease or otherwise dispose of assets of a significant portion of the assets of the Borrower, excluding for such purpose any interest in or loan to AOS.

8.3 Additional Debt. Except for trade debt incurred in the normal course of business, create, incur, assume, or suffer to exist, directly or indirectly, any liability for borrowed money other than (a) the debt evidenced by this Agreement and the Notes, (b) any debt existing at the date of this Agreement and described in the Borrower’s financial statements previously delivered to the Bank (together with any renewals, replacements or extensions thereof), (c) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (d) purchase money indebtedness (which may take the form of capitalized leases), or (e) other Indebtedness in an aggregate amount not to exceed $100,000 at any one time.

8.4 Liens. Create, incur, assume or allow to exist any pledge, lien or other encumbrance on or any security interest in any of the Borrower’s assets, including stock in the Borrower or any Subsidiary, other than Permitted Encumbrances.

8.5 Change in Control. Transfer, assign or otherwise dispose of, or allow to be transferred, assigned or otherwise disposed of, a controlling interest in any Subsidiary.

8.6 No Sale and Lease Back. Enter into any transaction for the sale and lease back of any of its assets, without prior written consent of the Bank.

8.7 Loans. Make individual loans or advances to any Person, except (a) in the ordinary course of business, (b) as a part of a strategic acquisition of or investment in a Person, or (c) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding.

8.8 Contingent Liabilities. Except as to the Loans, assume, guarantee, endorse, or otherwise become surety for or upon the obligation of any Person, except (a) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business or (b) for guaranteed indebtedness incurred for the benefit of Borrower or any Subsidiary if the primary obligation is expressly permitted by this Agreement.

8.9 Operations. Engage in business activities which are substantially different than the business activities in which the Borrower is engaged as of the date hereof, cease operations, or liquidate assets, resulting in a material negative impact upon the Borrower’s ability to perform its obligations under this Agreement or the other Loan Documents.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Defaults. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

(a) The Borrower shall fail to make any payment within five Business Days of the date when due of principal, interest or otherwise with respect to any of the Notes, whether at maturity, acceleration or otherwise;

(b) If there shall occur an event of default under any other Indebtedness having a principal balance in excess of $100,000 of the Borrower to the Bank, and such default shall continue for 30 days after notice thereof has been given to the Borrower by the Bank;

(c) The Borrower shall breach or fail to perform in any material respect any other term, covenant, warranty or agreement herein or in any other Loan Document and such default shall continue for 30 days after written notice thereof has been given to the Borrower by the Bank;

(d) Any representation or warranty of the Borrower in any Loan Document or in any certificate delivered thereunder shall prove to have been untrue in any material respect at the time it was made;

(e) The Borrower shall default in, fail to pay at maturity, or otherwise default in respect of, any indebtedness for borrowed money from the Bank or from any other Person in an amount in excess of $100,000, or fail to observe or perform any material term, covenant or agreement contained in any other agreement (except this Agreement) by which it is bound evidencing or securing borrowed monies or advances from the Bank in an amount in excess of $100,000 (in the aggregate at any time outstanding) or from any other Person in an amount in excess of $100,000 (in the aggregate at any time outstanding), and shall not cure such failure within any applicable period of grace as would permit the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, except to the extent any of the foregoing is being contested in good faith;

(f) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for it or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take action for the purpose of effecting any of the foregoing;

(g) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or of a substantial part of its property, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Borrower or for a substantial part of its Properties or (iii) the winding-up or liquidation of the Borrower;

(h) The occurrence of any Prohibited Transaction involving any Plan, a Reportable Event or other event or circumstance which is not promptly cured and which might constitute grounds for termination of any Plan by the PBGC or grounds for the appointment by the appropriate United States District Court of a trustee to administer any such Plan, the filing of a notice of intent to terminate any Plan or the termination of any Plan, and in each case above, such event or condition, together with all other events or conditions, if any, could in the reasonable opinion of the Bank, subject the Borrower to any material tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC which would have a material adverse effect or otherwise which could reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its obligations under the Loan Documents;

(i) The filing of an indictment or information, or the commencement of any proceeding, or the entry of any conviction, judgment or order, under RICO or CCE or any similar law, which in any instance results in or may result in a forfeiture of a material portion of any of the Collateral;

(j) Any of the liens, security interests, pledges and assignments in favor of the Bank, having an aggregated orderly liquidated value in excess of $100,000, cease to create a valid and perfected first priority security interest in and to the property which is subject to any Loan Document or be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Loan Documents;

(k) One or more judgments, decrees, or orders for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against the Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 30 days after entry thereof without being vacated, discharged, satisfied, stayed or bonded pending appeal.

(l) If at any time title to the Collateral is encumbered, impaired, (except for Permitted Encumbrances), regardless of whether the lien, encumbrances, or other question existed at the time of any prior advance, and such lien, encumbrances or other question shall not be corrected within 30 days after notice of same is given to the Borrower by the Bank;

(m) If the Borrower assigns this Agreement or any interest therein, or if the Collateral or any material interest therein is conveyed or encumbered in any way not otherwise permitted by this Agreement without the prior written consent of the Bank; and

(n) If 10 Business Days after written request by the Bank, the Borrower fails to furnish to the Bank, the contracts, bills of sale, statements, receipts, vouchers and agreements, or any of them, under which the Borrower claims title to such materials, fixtures and articles comprising a material portion of the Collateral.

An Event of Default under the Loans shall constitute an Event of Default as to any other loans made by the Bank to the Borrower, and an Event of Default under any other loans or advances of credit made by the Bank now or in the future to the Borrower shall constitute an Event of Default under the Loans.

9.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Bank may, without notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate its obligation, if any, to make further advances under the Loans, (ii) declare the full unpaid principal of and accrued interest on the Notes and all other obligations of the Borrower under the other Loan Documents to be immediately due and payable, whereupon the Notes and such obligations shall be immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are waived by the Borrower, or (iii) exercise any other rights or remedies available to the Bank under the Loan Documents or under applicable law.

(b) Upon the occurrence and during the continuance of an Event of Default referred to in Sections 9.1(f) and 9.1(g) above, the Bank’s obligation, if any, to make further advances under the Loans shall automatically terminate and the full unpaid principal of and accrued interest on the Notes and all other obligations of the Borrower under the other Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are waived by the Borrower.

(c) Upon the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at the applicable interest rate (including the applicable spread), plus two percent.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notices. All written notices hereunder to any party hereto shall be sent (i) via certified or registered mail, postage prepaid, or (ii) delivered in person or by recognized overnight courier service, addressed to the party for whom intended at the following addresses:

if to the Borrower:	Optical Cable Corporation
5290 Concourse Drive
Roanoke, VA 24019
Attention: Tracy G. Smith
Title: Vice President and Chief Financial Officer

with a copy to:	Nicholas C. Conte
Woods Rogers PLC
10 S. Jefferson Street, Suite 1400
Roanoke, Virginia 24011

if to the Bank:	Valley Bank
36 Church Avenue, SW
Roanoke, VA 24011
Attention: Scott L. Leffel
Title: Vice President

with a copy to:	James Chapman Hale
LeClairRyan
10 South Jefferson St., Suite 1800
Roanoke, Virginia 24011

Any party shall have the right to change its address for notice, including the right to specify a person to whose attention notices shall be directed, by giving notice hereunder. Any notice sent by registered or certified mail shall be deemed given on the third day after the date of mailing; and any notice given by personal or courier delivery shall be deemed given on the date of receipt as evidenced by a signed receipt; provided that if any party shall refuse to accept delivery of any notice so sent by registered or certified mail or tendered for delivery personally or by courier, such notice shall be deemed given when tendered for delivery.

10.2 Term of Agreement. This Agreement shall continue in force and effect so long as the Loans or any obligation of the Borrower for any interest or other expense hereunder or thereunder or under any other Loan Document shall be outstanding.

10.3 No Waiver. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and no exclusive of any rights or remedies otherwise provided by law.

10.4 Seal, Jurisdiction. This Agreement and the Notes shall be deemed to be contracts made under seal in the Commonwealth of Virginia and shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia except any provision of them that would otherwise require application of the law of a foreign jurisdiction.

10.5 Consent to Jurisdiction. The Parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and further waive and agree not to assert in any such action, suit or proceeding brought in the City of Roanoke, Virginia, or the Western District of Virginia that the Borrower is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue is improper.

10.6 Severability. The provisions of this Agreement and the other Loan Documents are severable, and if any clause or provision of any of them shall be held invalid or enforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other.

10.7 Offset. In addition to, and not in limitation of, all rights of offset that the Bank or other holder of the Notes may have under applicable law upon the occurrence of any Event of Default hereunder the Bank or other holder of the Notes and, to the extent permitted by applicable law, any participant in the Notes or the Loans, shall have the right to appropriate and apply to the payment thereof any and all balances, credits, deposits, accounts or monies of the Borrower then or thereafter maintained with the Bank or any of its subsidiaries or affiliates or other holder of any of the Notes.

10.8 Change, Waivers, etc. No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or the other Loan Documents, nor consent to any departure by the Borrower from any Loan Document, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.9 Singular and Plural. Terms in the singular number shall include the plural and those in the plural shall include the singular.

10.10 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings set forth herein when such terms are used in the Notes, the other Loan Documents and in certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context shall otherwise require.

10.11 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective heirs, executors, personal representatives, successors and assigns, provided that the Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Bank.

10.12 Headings. Headings or captions have been inserted for convenience only and shall not be construed as limiting or affecting in any way the provisions of this Agreement.

10.13 Accounting Terms. Except as otherwise specifically provided, all accounting terms used herein shall have the meanings customarily given them in accordance with GAAP, and all financial computations, statements and balance sheets required or permitted under this Agreement shall be performed or prepared in accordance with such principles consistently applied.

10.14 Execution. This Agreement may be signed by facsimile or other electronic transmission and in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

10.15 Expenses. The Borrower shall pay all reasonable fees and expenses actually incurred by the Bank in connection with the preparation of the Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated), and the making of the Loans hereunder, the enforcement of the rights of the Bank in connection with this Agreement or with the Loans made or the Notes issued hereunder, including but not limited to, the reasonable fees and disbursements of counsel actually incurred for the Bank. The Bank may use either outside counsel or its own in-house counsel, or both, to provide it with legal services in connection with this transaction. In any event, such attorneys will represent the Bank exclusively, and the Borrower acknowledges that such attorneys do not undertake to provide legal services or advice to the Borrower. Any future reasonable and customary legal fees actually incurred after the closing of this loan for amendments to the Loan Documents requested by the Borrower or required hereunder are to be paid by the Borrower. If the Bank shall retain or engage at any time an attorney or attorneys to collect or enforce or protect its interest with respect to this Agreement, the Loans, the Notes or the other Loan Documents, to the extent the Bank is entitled to so collect, enforce or protect under the Loan Documents or applicable law, the Borrower shall pay all of the reasonable costs and expenses actually incurred of such collection, enforcement or protection, including reasonable fees and disbursements of attorneys actually incurred, and the Bank may take judgment for all such amounts.

10.16 WAIVER OF JURY TRIAL. TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, THE BORROWER, AND THE BANK WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOANS, THE NOTES, THE OTHER LOAN DOCUMENTS, OR ANY RELATED AGREEMENTS OR INSTRUMENTS, THE ENFORCEMENT THEREOF, ANY OBLIGATIONS OR INDEBTEDNESS EVIDENCED THEREBY, ANY COLLATERAL SECURITY THEREFOR OR ITS DISPOSITION, OR THE LENDING RELATIONSHIP BETWEEN THE PARTIES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE TO ANY PARTY OR THE PROPERTY OF ANY PARTY.

10.17 Further Assurances. At any time or from time to time upon the request of the Bank, the Borrower shall execute and deliver such further documents and do such other acts and things as the Bank may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for the payment of the Loans made hereunder and interest thereon in accordance with the terms of the Loan Documents.

10.18 Time of the Essence. Time shall be of the essence with respect to the performance of the Borrower’s obligations under the Loan Documents.

10.19 Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement among the parties with respect to the subject matter herein, and each party represents to and agrees with the others that there are no additional agreements, understandings or representations other than those provided herein and in the other Loan Documents. The Loan Documents supersede any prior agreements between the Bank and the Borrower, and, to the extent that the terms and provisions of any such prior agreements are inconsistent with the terms and provisions of the Loan Documents, the terms and provisions of the Loan Documents shall govern and control.

10.20 Construction and Conflicts. The parties to the Loan Documents and their respective counsel have reviewed and revised (or requested revisions of) the Loan Documents, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement or any of the other Loan Documents. To the extent possible, the provisions of this Agreement and the other Loan Documents shall be interpreted to complement and supplement each other and the absence of any provision or portion thereof in one such document shall not be deemed to be an inconsistency with the other such document which contains such provision or portion thereof. To the extent that any provision of this Agreement is inconsistent with any corresponding provision of any other Loan Document, then such provision of this Agreement shall prevail.

10.21 Assignment; Participations.

(a) In the absence of an Event of Default, Bank covenants for the benefit of Borrower that it will not assign any of the Loans, this Agreement or the Loan Documents except with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed), provided, that Bank retains the unrestricted right to transfer, sell or assign any or all of its interest and obligations in the Loans without the prior written consent of Borrower to (i) any affiliate of Bank, (ii) to any Person to the extent required to comply with any order, directive or request from any Governmental Authority, or (iii) in connection with the sale, merger, or reorganization of Bank or its assets.

(b) Bank may sell participations in all or any part of the Loans. Any participation by a Bank shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Bank had not sold such participation, and that the holder of any such participation shall not be entitled to require such Bank to take or omit to take any action hereunder. Borrower shall not have any obligation or duty to any participant. Bank shall not be relieved of any of its obligations hereunder as a result of any participation in all or any part of the Loans.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	OPTICAL CABLE CORPORATION

	By:	/s/ Tracy G. Smith
	Name:	Tracy G. Smith
	Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

	By:	/s/ Tracy G. Smith
	Name:	Tracy G. Smith
	Title:	CFO and Secretary

BANK:	VALLEY BANK

	By:	/s/ Scott L. Leffel
	Name:	Scott L. Leffel
	Title:	Vice President

Exhibit A

Real Property

[see attached]

SCHEDULE A

Lying in Swannanoa Township, Buncombe County, North Carolina, and being more particularly described as follows:

Beginning at a rebar set in the center of the Southern Railroad right of way, said rebar being the northeast corner of Tract 2 described in that deed dated October 12, 1978 to Julius Blum recorded in Buncombe County Deed book 1201 at page 389, said beginning corner also being the northeast corner of the tract described in the document recorded in Buncombe County Deed Book 1409 at page 119; and running thence South 3 deg. 42 min. West 488.96 feet to a point in the northern right of way of Interstate 40; thence with said margin of said right of way the following three courses and distances, to wit: South 84 deg. 6 min. West 100.51 feet to a right of way monument, South 68 deg. 30 min. West 252.42 feet to a right of way monument and South 76 deg. 17 min. West 236.01 feet to a point; thence leaving said right of way and running North 22 deg. 2 min. West 197.36 feet to a spike set in the centerline of a gravel drive, said point hereinafter the “Drive Point”; and running thence North 60 deg. 44 min. East 141.17 feet to a set spike; thence North 22 deg. 2 min. West 303.26 feet to a point in the center of the Southern Railroad right of way; thence with said center of said right of way, North 80 deg. 14 min. East 670.09 feet to the Beginning. Containing 7.03 acres as shown on a plat thereof prepared by Kenneth O. Pankow, entitled “Survey for Superior Modular Products, Incorporated” dated February 1, 1996, revised through July 11, 1996. [Note – The unrevised version of this plat is recorded in Buncombe County Plat Book 64 at page 196.] Together with a non-exclusive easement for ingress, egress and regress 40 feet in width (the “Present Right of Way”), the centerline of which is described as follows:

Beginning at a set spike which stands North 60 deg. 44 min. East 141.17 feet from the Drive Point and running thence from the beginning point thus established, South 60 deg. 44 min. West 141.17 feet to the Drive Point; thence South 79 deg. 49 min. West 197.58 feet to a set spike; thence on a curve to the right with a radius of 155 feet, a chord bearing and distance of North 89 deg. 47 West 55.91 feet, an arc length of 56.22 feet to a point; thence North 79 deg. 24 min. West 192.58 feet to a point; thence on a curve to the left with a radius of 110 feet, a chord bearing and distance of North 89 deg. 37 min. West 39.03 feet, an arc length of 39.24 feet to a point; thence South 80 deg. 10 min. West 53.17 feet to the center of Buckeye Cove Road. The foregoing right of way is subject to the encroachment thereon by the portion of the building located thereon, as shown on the said plat of Kenneth O. Pankow.

Notwithstanding the foregoing, the Present Right of Way is terminable by Buckeye Limited Partnership or its successor in ownership of the 4.22 Acre Tract shown on said Pankow plat, in the manner set forth hereafter. At such time as there is constructed a roadway (the “Roadway”) of as good quality, material and width as that which presently exists within the Present Right of Way, Grantee shall be provided with a document in recordable form granting a perpetual, non-exclusive easement 40 feet in width over the Roadway and upon which Grantee shall release all its rights in the Present Right of Way by joining therein. The centerline of the Roadway is intended to be substantially as follows: Beginning at the Drive Point and running thence, North 60 deg. 44 min. East 79.49 feet to a point; thence on a curve to the left with a radius of 70 feet, a chord bearing and distance of North 19 deg. 21 min. East, 92.56 feet, an arc length of 101.13 feet to a point; thence North 22 deg. 2 min. West 63.82 feet to a point; thence on a curve to the left with a radius of 125 feet, a chord bearing and distance of North 49 deg. 5 min. West, 113.16 feet, an arc length of 117.99 feet to a point; thence on a curve to the left with a radius of 125 feet, a chord bearing and distance of North 86 deg. 16 min. West 44.02 feet, an arc length of 44.25 feet to a point; thence South 83 deg. 36 min. West 118.42 feet to a point; thence South 78 deg. 15 min. West 254.62 feet to a point; thence on a curve to the left with a radius of 70 feet, a chord bearing and distance of South 56 deg. 55 min. West 50.92 feet, an arc length of 52.12 feet to a point; thence on a curve to right with radius of 90 feet, a chord bearing and distance of South 56 deg. 29 min. West 64.18 feet an arc length of 65.62 feet to a point; thence South 77 deg. 22 min. West 45.71 feet to a point in the center of Buckeye Cove Road. Grantor excepts and reserves herefrom a perpetual non-exclusive easement 40 feet in width over and across the roadway, including those portions which lie within the bounds of the 7.03 acre tract above described. The Roadway shall provide access to both the 7.03 acre tract as well as the 1.76 acre tract shown on the said Pankow plat. Grantor further excepts herefrom the non-exclusive, perpetual right of way over the following described tract for the purpose of utilizing the same as a part of the Roadway, to wit: Beginning at a point standing South 22 deg. 2 min. East 20.16 feet from the Drive Point and running North 60 deg. 44 min. East 44.05 feet to a point; thence on a curve to the left with a radius of 50 feet, a chord bearing and distance of South 19 deg. 21 min. West 66.111 feet, an arc length of 72.23 feet to a point; thence North 22 deg. 2 min. West 44.06 feet to the beginning. Grantee understands that Grantor may, but need not, use the Roadway for access to the 1.76 acre tract in lieu of any other access route.

BEGINNING on an iron pin set in the north margin of the right of way of Interstate 40, southeast corner of the Superior Modular Products, Incorporated property described in Deed Book 1917, Page 569, Buncombe County Registry, and runs with the Superior Modular Products line North 3 deg. 41’ 50” East 488.96 feet to an iron pin set in the centerline of the Southern Railway track; thence in an easterly direction with the center of the Southern Railway tract on a curve to the right with a radius of 2,285.08 feet an arc distance of 635.79 feet (chord North 88 deg. 19’ 31” East 633.74 feet); and South 83 deg. 42’ 14” East 283.55 feet; thence South 3 deg. 29’ 36” East 262.72 feet to a concrete right of way monument in the north margin of the right of way of Interstate 40; thence with said margin South 76 deg. 18’ 56” West 435.95 feet to a concrete right of way monument; south 76 deg. 19’ 24” West 400.04 feet to a concrete right of way monument and south 84 deg. 09’ 22” West 151.36 feet to the BEGINNING, according to a survey by Pankow Engineering Company dated December 19, 1996 (File D-96088).

Exhibit A

LEGAL DESCRIPTION

PARCEL 1: ALL THOSE LOTS IN HOLLINS MAGISTERIAL DISTRICT, ROANOKE COUNTY, VIRGINIA, MORE PARTICULAR DESCRIBED AS “NEW TRACT 2A-1, CONTAINING 11.284 ACRES” AND “TRACT 3E-1A, CONTAINING 11.238 ACRES”, ON PLAT OF SURVEY DATED MARCH 20, 1997, PREPARED BY LUMSDEN ASSOCIATES, P.C., ENTITLED “PLAT SHOWING THE COMBINATION OF TRACT 3C AND TRACT 2A PROPERTY OF OPTICAL CABLE CORPORATION, CREATING HEREON NEW TRACT 2A-1 (11.284 AC.) SITUATED ALONG VALLEYPOINTE PARKWAY AT THE TERMINUS OF NORTH & SOUTH CONCOURSE DRIVE, A COPY OF WHICH SURVEY IS RECORDED IN THE CLERK’S OFFICE, CIRCUIT COURT OF ROANOKE COUNTY, VIRGINIA, IN PLAT BOOK 20, PAGE 72; AND,

BEING THAT PROPERTY DESCRIBED IN DEED BOOK 1403, PAGE 469; IN DEED BOOK 1459, PAGE 1925; AND IN DEED BOOK 1521, PAGE 994; OF RECORD IN THE AFORESAID CLERK’S OFFICE; AND,

PARCEL 2: ALL THAT LOT OR PARCEL OF LAND LYING AT THE INTERSECTION OF VALLEYPOINTE PARKWAY AND NORTH CONCOURSE DRIVE (FORMERLY CONCOURSE DRIVE) IN THE VALLEYPOINTE INDUSTRIAL PARK, CONTAINING .488 ACRE, AS SHOWN ON “PLAT OF SURVEY SHOWING THE SUBDIVISION AND DEDICATION OF THE PROPERTY OF THE BOARD OF SUPERVISORS OF ROANOKE COUNTY”, DATED MAY 10, 1990, AND RECORDED IN THE AFORESAID CLERK’S OFFICE, IN PLAT BOOK 12, PAGE 133; AND,

BEING THAT PROPERTY DESCRIBED IN DEED BOOK 1557, PAGE 1371, OF RECORD IN THE AFORESAID CLERK’S OFFICE.

SCHEDULE 2.1(b)

Existing Liens

There is a Lien filed by Chad Hall, d/b/a Cavalier Fence, claiming $12,625.00 related to snow removal services, filed in Roanoke County Circuit Court on March 30, 2006; and a Lien filed by Commercial Building Services, Inc., claiming $12,625.00 related to snow removal services, filed in Roanoke County Circuit Court on February 23, 2006. Both liens relate to the same services. The Borrower believes both liens are invalid. Moreover, as to both liens the statutory six -month limitation period (Va. Code § 43-17) for the filing party to institute an action to enforce the mechanic’s lien has passed, so the liens are now unenforceable.

Liens in favor of IOS Capital and IKON Financial Services for leased office equipment.

SCHEDULE 6.6

Proceedings

None

EXHIBIT 3.1(a)

Revolving Loan Note

[see attached]

REVOLVING LOAN NOTE

$6,000,000.00	May 30, 2008
Roanoke, Virginia
Note #156809

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), hereby promises to pay to the order of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”) at its Head Office, in lawful money of the United States and in immediately available funds, the principal amount of up to SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or such sum as may be advanced and outstanding from time to time, and to pay interest from the date of this note (herein referred to as the “Note”) on the unpaid principal amount outstanding under this Note, in like money, at the time, in amounts, and at the rate per annum as provided in Section 3.1(a) of the credit agreement of even date herewith between the Borrower and the Bank, as modified, replaced or restated (the “Credit Agreement”).

This Note is referred to as the Revolving Loan Note in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments on account of the principal of this Note prior to maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Capitalized terms contained in this Note which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

This Note is governed by and subject to additional terms and conditions of the Credit Agreement and is secured by the Collateral described in the Credit Agreement and the other Loan Documents, reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to the Collateral and the remedies of the Bank pertaining thereto. In the event of a conflict between any term or condition contained in this Note and the Credit Agreement, such term or condition of the Credit Agreement shall control. The proceeds of any Collateral may be applied against the liabilities of the Borrower to the Bank as provided in the Loan Documents.

If an Event of Default occurs, the Bank shall have the option to exercise all of the rights and remedies provided in the Credit Agreement. To the extent permitted by law, upon default, the Bank reserves the right, in addition to all other remedies permitted by law or in the Credit Agreement, to set off the amount due under this Note or due under any other obligation to the Bank against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owned by, or in the possession of, the Bank, or any of its affiliates to the credit of or for the account of the Borrower or any other party to the Credit Agreement, without notice to or consent by the Borrower or any such party. The remedies provided in this Note, the Credit Agreement, and any other agreement between the Bank and the Borrower are cumulative and are not exclusive of any remedies provided by law.

If any portion of a payment is at least ten days past due, the Borrower promises to pay a late charge of five percent of the amount which is past due. In addition, to the extent not prohibited by applicable law, the undersigned promises to pay the following: (1) all expenses, including, without limitation, any and all court or collection costs, and reasonable attorney’s fees, whether suit be brought or not, incurred in collecting this Note or in otherwise protecting the Bank’s interests; (2) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which the Bank from time to time in its sole discretion may deem necessary; (3) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner or owners of the Collateral pursuant to any Loan Document relating to the Collateral; (4) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by the Bank of attorneys with respect to this Note and the obligations it evidences; and (5) any other charges permitted by applicable law. The Borrower shall pay such authorized charges on demand or, at the Bank’s option, such charges may be added to the unpaid balance of the Note and shall accrue interest at the stated rate of interest.

The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor and waives all exemptions as to the obligations evidenced by this Note. The Borrower waives any rights to require the Bank to proceed against any other party or person or any Collateral before proceeding against the Borrower, or any other party. The Bank may, without notice, without affecting the liability of the Borrower hereunder or under the Credit Agreement, and at any time or times, grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any party primarily or secondarily liable. The Bank may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of the Borrower to the Bank, as provided in the Credit Agreement. The undersigned specifically waives any rights afforded to it by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

TO THE EXTENT LEGALLY PERMISSIBLE, THE BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Any provision of this Note which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized employee of the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Bank to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

This Note shall apply to and bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. This Note shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal law. The Borrower acknowledges that the events and occurrences relating to this Note bear a reasonable relationship to the laws of the Commonwealth of Virginia. The validity, terms, performance and enforcement of this Note shall be governed by applicable federal law and the internal laws of the Commonwealth of Virginia.

By signing below, the Borrower agrees to the terms of this Note.

BORROWER:

OPTICAL CABLE CORPORATION

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	CFO and Secretary

EXHIBIT 3.1(b)

Term Loan A Note

[see attached]

TERM LOAN A NOTE

$2,240,000.00	May 30, 2008
Roanoke, Virginia
Note #164267

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), hereby promises to pay to the order of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”) at its Head Office, in lawful money of the United States and in immediately available funds, the principal amount of TWO MILLION TWO HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($2,240,000.00), or such sum as may be advanced and outstanding from time to time, and to pay interest from the date of this note (herein referred to as the “Note”) on the unpaid principal amount outstanding under this Note, in like money, at the time, in amounts, and at the rate per annum as provided in Section 3.1(b) of the Credit Agreement of even date herewith between the Borrower and the Bank, as modified, replaced or restated (the “Credit Agreement”).

This Note is referred to as the Term Loan A Note in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments on account of the principal of this Note prior to maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Capitalized terms contained in this Note which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

This Note is governed by and subject to additional terms and conditions of the Credit Agreement and is secured by the Collateral described in the Credit Agreement and the other Loan Documents, reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to the Collateral and the remedies of the Bank pertaining thereto. In the event of a conflict between any term or condition contained in this Note and the Credit Agreement, such term or condition of the Credit Agreement shall control. The proceeds of any Collateral may be applied against the liabilities of the Borrower to the Bank as provided in the Loan Documents.

If an Event of Default occurs, the Bank shall have the option to exercise all of the rights and remedies provided in the Credit Agreement. To the extent permitted by law, upon default, the Bank reserves the right, in addition to all other remedies permitted by law or in the Credit Agreement, to set off the amount due under this Note or due under any other obligation to the Bank against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owned by, or in the possession of, the Bank, or any of its affiliates to the credit of or for the account of the Borrower or any other party to the Credit Agreement, without notice to or consent by the Borrower or any such party. The remedies provided in this Note, the Credit Agreement, and any other agreement between the Bank and the Borrower are cumulative and are not exclusive of any remedies provided by law.

If any portion of a payment is at least ten days past due, the Borrower promises to pay a late charge of five percent of the amount which is past due. In addition, to the extent not prohibited by applicable law, the undersigned promises to pay the following: (1) all expenses, including, without limitation, any and all court or collection costs, and reasonable attorney’s fees, whether suit be brought or not, incurred in collecting this Note or in otherwise protecting the Bank’s interests; (2) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which the Bank from time to time in its sole discretion may deem necessary; (3) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner or owners of the Collateral pursuant to any Loan Document relating to the Collateral; (4) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by the Bank of attorneys with respect to this Note and the obligations it evidences; and (5) any other charges permitted by applicable law. The Borrower shall pay such authorized charges on demand or, at the Bank’s option, such charges may be added to the unpaid balance of the Note and shall accrue interest at the stated rate of interest.

The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor and waives all exemptions as to the obligations evidenced by this Note. The Borrower waives any rights to require the Bank to proceed against any other party or person or any Collateral before proceeding against the Borrower, or any other party. The Bank may, without notice, without affecting the liability of the Borrower hereunder or under the Credit Agreement, and at any time or times, grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any party primarily or secondarily liable. The Bank may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of the Borrower to the Bank, as provided in the Credit Agreement. The undersigned specifically waives any rights afforded to it by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

TO THE EXTENT LEGALLY PERMISSIBLE, THE BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Any provision of this Note which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized employee of the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Bank to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

This Note shall apply to and bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. This Note shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal law. The Borrower acknowledges that the events and occurrences relating to this Note bear a reasonable relationship to the laws of the Commonwealth of Virginia. The validity, terms, performance and enforcement of this Note shall be governed by applicable federal law and the internal laws of the Commonwealth of Virginia.

By signing below, the Borrower agrees to the terms of this Note.

BORROWER:

OPTICAL CABLE CORPORATION

By:
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:
Name:	Tracy G. Smith
Title:	CFO and Secretary

EXHIBIT 3.1(c)

Term Loan B Note

[see attached]

TERM LOAN B NOTE

$6,500,000.00	May 30, 2008
Roanoke, Virginia
Note #156779

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), hereby promises to pay to the order of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”) at its Head Office, in lawful money of the United States and in immediately available funds, the principal amount of SIX MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($6,500,000.00), or such sum as may be advanced and outstanding from time to time, and to pay interest from the date of this note (herein referred to as the “Note”) on the unpaid principal amount outstanding under this Note, in like money, at the time, in amounts, and at the rate per annum as provided in Section 3.1(c) of the Credit Agreement of even date herewith between the Borrower and the Bank, as modified, replaced or restated (the “Credit Agreement”).

This Note is referred to as the Term Loan B Note in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments on account of the principal of this Note prior to maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Capitalized terms contained in this Note which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

This Note is governed by and subject to additional terms and conditions of the Credit Agreement and is secured by the Collateral described in the Credit Agreement and the other Loan Documents, reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to the Collateral and the remedies of the Bank pertaining thereto. In the event of a conflict between any term or condition contained in this Note and the Credit Agreement, such term or condition of the Credit Agreement shall control. The proceeds of any Collateral may be applied against the liabilities of the Borrower to the Bank as provided in the Loan Documents.

If an Event of Default occurs, the Bank shall have the option to exercise all of the rights and remedies provided in the Credit Agreement. To the extent permitted by law, upon default, the Bank reserves the right, in addition to all other remedies permitted by law or in the Credit Agreement, to set off the amount due under this Note or due under any other obligation to the Bank against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owned by, or in the possession of, the Bank, or any of its affiliates to the credit of or for the account of the Borrower or any other party to the Credit Agreement, without notice to or consent by the Borrower or any such party. The remedies provided in this Note, the Credit Agreement, and any other agreement between the Bank and the Borrower are cumulative and are not exclusive of any remedies provided by law.

If any portion of a payment is at least ten days past due, the Borrower promises to pay a late charge of five percent of the amount which is past due. In addition, to the extent not prohibited by applicable law, the undersigned promises to pay the following: (1) all expenses, including, without limitation, any and all court or collection costs, and reasonable attorney’s fees, whether suit be brought or not, incurred in collecting this Note or in otherwise protecting the Bank’s interests; (2) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which the Bank from time to time in its sole discretion may deem necessary; (3) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner or owners of the Collateral pursuant to any Loan Document relating to the Collateral; (4) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by the Bank of attorneys with respect to this Note and the obligations it evidences; and (5) any other charges permitted by applicable law. The Borrower shall pay such authorized charges on demand or, at the Bank’s option, such charges may be added to the unpaid balance of the Note and shall accrue interest at the stated rate of interest.

The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor and waives all exemptions as to the obligations evidenced by this Note. The Borrower waives any rights to require the Bank to proceed against any other party or person or any Collateral before proceeding against the Borrower, or any other party. The Bank may, without notice, without affecting the liability of the Borrower hereunder or under the Credit Agreement, and at any time or times, grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any party primarily or secondarily liable. The Bank may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of the Borrower to the Bank, as provided in the Credit Agreement. The undersigned specifically waives any rights afforded to it by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

TO THE EXTENT LEGALLY PERMISSIBLE, THE BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Any provision of this Note which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized employee of the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Bank to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

This Note shall apply to and bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. This Note shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal law. The Borrower acknowledges that the events and occurrences relating to this Note bear a reasonable relationship to the laws of the Commonwealth of Virginia. The validity, terms, performance and enforcement of this Note shall be governed by applicable federal law and the internal laws of the Commonwealth of Virginia.

By signing below, the Borrower agrees to the terms of this Note.

BORROWER:

OPTICAL CABLE CORPORATION

By:
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:
Name:	Tracy G. Smith
Title:	CFO and Secretary

EXHIBIT 3.1(d)

Capital Acquisitions Term Loan Note

[see attached]

CAPITAL ACQUISITIONS TERM LOAN NOTE

$2,260,000.00	May 30, 2008
Roanoke, Virginia
Note #164291

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), hereby promises to pay to the order of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”) at its Head Office, in lawful money of the United States and in immediately available funds, the principal amount of up to TWO MILLION TWO HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($2,600,000.00), or such sum as may be advanced and outstanding from time to time, and to pay interest from the date of this note (herein referred to as the “Note”) on the unpaid principal amount outstanding under this Note, in like money, at the time, in amounts, and at the rate per annum as provided in Section 3.1(d) of the Credit Agreement of even date herewith between the Borrower and the Bank, as modified, replaced or restated (the “Credit Agreement”).

This Note is referred to as the Capital Acquisitions Term Loan Note in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments on account of the principal of this Note prior to maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Capitalized terms contained in this Note which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

This Note is governed by and subject to additional terms and conditions of the Credit Agreement and is secured by the Collateral described in the Credit Agreement and the other Loan Documents, reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to the Collateral and the remedies of the Bank pertaining thereto. In the event of a conflict between any term or condition contained in this Note and the Credit Agreement, such term or condition of the Credit Agreement shall control. The proceeds of any Collateral may be applied against the liabilities of the Borrower to the Bank as provided in the Loan Documents.

If an Event of Default occurs, the Bank shall have the option to exercise all of the rights and remedies provided in the Credit Agreement. To the extent permitted by law, upon default, the Bank reserves the right, in addition to all other remedies permitted by law or in the Credit Agreement, to set off the amount due under this Note or due under any other obligation to the Bank against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owned by, or in the possession of, the Bank, or any of its affiliates to the credit of or for the account of the Borrower or any other party to the Credit Agreement, without notice to or consent by the Borrower or any such party. The remedies provided in this Note, the Credit Agreement, and any other agreement between the Bank and the Borrower are cumulative and are not exclusive of any remedies provided by law.

If any portion of a payment is at least ten days past due, the Borrower promises to pay a late charge of five percent of the amount which is past due. In addition, to the extent not prohibited by applicable law, the undersigned promises to pay the following: (1) all expenses, including, without limitation, any and all court or collection costs, and reasonable attorney’s fees, whether suit be brought or not, incurred in collecting this Note or in otherwise protecting the Bank’s interests; (2) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which the Bank from time to time in its sole discretion may deem necessary; (3) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner or owners of the Collateral pursuant to any Loan Document relating to the Collateral; (4) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by the Bank of attorneys with respect to this Note and the obligations it evidences; and (5) any other charges permitted by applicable law. The Borrower shall pay such authorized charges on demand or, at the Bank’s option, such charges may be added to the unpaid balance of the Note and shall accrue interest at the stated rate of interest.

The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor and waives all exemptions as to the obligations evidenced by this Note. The Borrower waives any rights to require the Bank to proceed against any other party or person or any Collateral before proceeding against the Borrower, or any other party. The Bank may, without notice, without affecting the liability of the Borrower hereunder or under the Credit Agreement, and at any time or times, grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any party primarily or secondarily liable. The Bank may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of the Borrower to the Bank, as provided in the Credit Agreement. The undersigned specifically waives any rights afforded to it by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

TO THE EXTENT LEGALLY PERMISSIBLE, THE BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Any provision of this Note which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized employee of the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Bank to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

This Note shall apply to and bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. This Note shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal law. The Borrower acknowledges that the events and occurrences relating to this Note bear a reasonable relationship to the laws of the Commonwealth of Virginia. The validity, terms, performance and enforcement of this Note shall be governed by applicable federal law and the internal laws of the Commonwealth of Virginia.

By signing below, the Borrower agrees to the terms of this Note.

BORROWER:

OPTICAL CABLE CORPORATION

By:
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:
Name:	Tracy G. Smith
Title:	CFO and Secretary

EXHIBIT 7.1(a)

Compliance Certificate

This Compliance Certificate is delivered pursuant to Section 7.1 of the Credit Agreement dated as of May __, 2008 (together with all amendments and modifications, if any, from time to time made thereto, the “Credit Agreement”), between Optical Cable Corporation and Superior Modular Products Incorporated and Valley Bank. Unless otherwise defined, terms used herein (including the attachments hereto) have the meanings provided in the Credit Agreement.

The undersigned, being the duly elected, qualified and acting                      of the Borrower, on behalf of the Borrower, hereby certifies and warrants that:

1. I am the                      of the Borrower and that, as such, I am authorized to execute this certificate on behalf of the Borrower.

2. This Compliance Certificate relates to the period commencing as of                     , 20    , and ending                     , 20    .

3. As of                     , 20    , and in accordance with the Credit Agreement:

a) the Borrower is not in default of any of the provisions of the Credit Agreement during the period as to which this Compliance Certificate relates;

b) the Borrower’s Tangible Net Worth was                     ; and

c) the Borrower’s Debt Service Coverage Ratio was                     .

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this      day of                             , 20    .

OPTICAL CABLE CORPORATION

By:
Name:
Title: